Exhibit 10.7

LIQUIDITY EVENT AWARD AGREEMENT

This Liquidity Event Award Agreement (this “Agreement”) is made and entered into as of                              (the “Effective Date”), by and between Harry & David Holdings Inc., a Delaware corporation (the “Company”), and                              (the “Executive”).

RECITALS:

A. The Executive is a key employee of the Company or an Affiliate of the Company and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company and its Affiliates.

B. To provide cash-based awards upon a Change in Control to designated key employees to encourage the continued attention and dedication of such employees to their assigned duties with the Company and its Affiliates, the Board of Directors of the Company (the “Board”) has approved this Agreement, and the Board has authorized certain of its officers (other than Executive) to execute this Agreement on behalf of the Company.

AGREEMENTS:

NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Operation of the Agreement. (a) The Executive agrees that the Company and its shareholders are under no obligation to consummate a Change in Control transaction.

(b) Payments made to the Executive pursuant to the terms of this Agreement will be subject to withholding of all applicable federal, state, local and other taxes required by law.

2. Award; Payment. The Executive will be eligible to receive a Liquidity Event Award equal to [    ]% of the net amount of proceeds actually distributed to the Sponsors on the closing date of the sale of Harry & David Operations Corp.’s Senior Floating Rate Notes due 2012 and 9% Senior Notes Due 2013 (the “Liquidity Event Award”), the vested portion of which will be paid to the Executive in a lump sum cash payment on the earlier of (i) the occurrence of a 409A Change in Control and (ii) June 17, 2011 (the “Payment Date”). Notwithstanding the foregoing, if marketable securities are received by the Company in connection with a Change in Control, then in lieu of the cash payment described above, the Executive will receive a number of marketable securities received by the Company in such Change in Control that is equal to (i) the vested portion of the Liquidity Event Award divided by (ii) the closing sales price (“Closing Price”) of such marketable security on the principal stock exchange (or NASDAQ) on which such marketable security is listed or traded on the date of such Change in Control.

3. Vesting of Liquidity Event Award. (a) The Executive will vest in all or a portion of the Liquidity Event Award if, and only if, each of the provisions of this Section 3 is satisfied.

(b) Subject to Section 3(c), the Executive will vest in 20% of the Executive’s Liquidity Event Award on each of June 17, 2005 and June 17, 2006, and will vest in 5% of the Executive’s Liquidity Event Award on September 17, 2006 and the 17th day of each third month thereafter until June 17, 2009 (each a “Vesting Date”). Notwithstanding the foregoing, in the event of a Change in Control, the portion of Executive’s Liquidity Event Award that has not otherwise become vested will become immediately vested upon a termination of the Executive’s employment by the Company without Cause, provided such termination of employment occurs within 360 days following consummation of such Change in Control.

(c) Except as otherwise provided in Section 4, the Executive shall be vested in and have a non-forfeitable right to receive payment of the vested portion of the Liquidity Event Award if, and only if:

(i) the Executive is employed by the Company on the Vesting Date provided in Section 3(b) applicable to the portion of the Liquidity Event Award in question;

(ii) a Change in Control has occurred;

(iii) the sum of (A) the aggregate net sale proceeds received by the Sponsors in such Change of Control and (B) return of capital from the sale of notes described in Section 2, from any subsequent securities offerings by the Company before such Change of Control, from any borrowings before such Change of Control or from operations is at least $165,200,000; and

(iv) the Company has (A) unrestricted cash at least equal to the aggregate of the Executive’s Liquidity Event Award and similar awards made contemporaneously herewith or (B) if the consideration received in connection with such Change in Control consists of marketable securities, a number of marketable securities at least equal to (x) the aggregate of the Executive’s Liquidity Event Award and all similar awards made contemporaneously herewith divided by (y) the Closing Price.

4. Termination of Employment. (a) Notwithstanding anything to the contrary in this Agreement or in any employment agreement to which the Executive and any Affiliate of the Company are parties, if the Executive’s employment is terminated prior to the Payment Date for any reason, the Executive will forfeit and will not be entitled to receive payment of any unvested portion of the Liquidity Event Award (other than such portion, if any, that becomes vested as a result of such termination), unless the Board determines otherwise in its sole discretion.

(b) Notwithstanding the provisions of Section 4(a), if the Executive’s employment is terminated as a buyer pre-closing condition to consummation of a Change in Control, the Executive will be entitled to receive payment of the Liquidity Event Award.

5. Certain Tax Matters. (a) If it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this

Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, will constitute an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days after the effective date of the Executive’s termination of employment or other event giving rise to a potential Excise Tax, the Company may effect such reduction in any manner it deems appropriate.

(b) Notwithstanding Section 5(a), if no stock in the Company is readily tradable on an established securities market or otherwise, within the meaning of Section 280G(b)(5) of the Code (or any successor provision thereto) at the time of any change in ownership or control of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), then the Board and Executive may submit each Payment considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), for approval by all voting shareholders of the Company as of the proposed effective date of such change in ownership or control, and provide all voting shareholders of the Company the disclosure information required under Section 280G(b)(5)(B) of the Code (or any successor provision thereto) for purposes of Sections 280G and 4999 of the Code. Within a reasonable time after such disclosure, such shareholders will approve or not approve the Payments. Such Payments will not be effective and binding on the parties hereto unless and until more than 75% of the voting shareholders approve such Payments and the amounts payable thereunder. In the event that the Board and the Executive cannot agree on which Payments will be submitted to shareholders as described above or the shareholders of the Company do not approve any such Payment, the provisions of Section 5(a) will apply.

6. Arbitration. Except as otherwise provided in this Agreement, any and all disputes between the Executive and the Company that arise out of this Agreement will be resolved through final and binding arbitration. Binding arbitration will be conducted in Portland, Oregon in accordance with the rules and regulations of the American Arbitration Association. Each party will pay one-half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The Executive understands and agrees that the arbitration will be instead of any civil litigation and that this will mean that the Executive is waiving the Executive’s right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision will be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

7. Definitions. Terms used in this Agreement with initial capital letters will have the following meanings:

(a) “409A Change in Control” means the occurrence of an event that constitutes a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code and the Guidance.

(b) “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(c) “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

(d) “Board” has the meaning set forth in recital B.

(e) “Cause” shall have the meaning set forth in any employment agreement to which the Company and the Executive are parties or, if the Company and the Executive are not parties to any such employment agreement, shall mean the Executive shall have committed prior to termination of employment any of the following acts:

(i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Executive’s duties or in the course of the Executive’s employment;

(ii) intentional wrongful damage to material assets of the Company;

(iii) intentional wrongful disclosure of material confidential information of the Company;

(iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or

(v) intentional breach of any stated material employment policy of the Company.

(f) “Change in Control” means and shall be deemed to occur if any of the following occurs:

(i) the acquisition, after the date hereof, by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Voting Securities of the Company then outstanding after giving effect to such acquisition; or

(ii) individuals who, on the date hereof, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

(iii) the Company is merged or consolidated or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the Voting Securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Securities of the Company immediately prior to such merger, consolidation or reorganization; or

(iv) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or legal entity, and as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding Voting Securities of such corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Securities of the Company immediately prior to such sale or transfer; or

(v) approval by the Board or the shareholders of the Company of a complete or substantial liquidation or dissolution of the Company.

Notwithstanding the foregoing, (x) the initial public offering of the Company’s capital stock under the Securities Act of 1933, as amended, will not constitute a Change in Control and (y) unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred under clause (i) of the preceding paragraph of this definition solely because (A) the Company, any Affiliate of Wasserstein & Co., LP or of Highfields Capital Management LP, (B) a Subsidiary, (C) any one or more members of executive management of the Company or its Affiliates, (D) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary or (E) any combination of the persons or entities referred to in the preceding clauses (A) through (D) becomes the actual or beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Securities of the Company, or files or becomes obligated to file a Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of Voting Securities of the Company, or because the Company reports that a change in control of the Company has or will occur in the future by reason of such beneficial ownership.

(g) “Closing Date” means the consummation of a Change in Control transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company” has the meaning set forth in the introductory paragraph of this Agreement.

(j) “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

(k) “Guidance” has the meaning set forth in Section 8.

(l) “Liquidity Event Award” has the meaning set forth in Section 2.

(m) “Payment Date” has the meaning set forth in Section 2.

(n) “Person” means any individual or legal entity, including any governmental entity or authority.

(o) “Sponsors” means Affiliates of Wasserstein & Co. and of Highfields Capital Management LP who acquired common shares of the Company on or before June 17, 2004.

(p) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company

(q) “Voting Securities” means, with respect to any Person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such Person (together with direct or indirect options or other rights to acquire any such securities).

8. Compliance with Law. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the Liquidity Event Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Agreement that would cause the payment of the Liquidity Event Award to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

9. Notices. (a) Any and all notices, demands or other communications required or permitted to be given hereunder by any party must be in writing and will be deemed to have been validly given or made to another party (i) upon receipt, when delivered personally; (ii) five days after being sent by United States certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such notices, demands or other communications will be:

if to the Company, to:	Bear Creek Holdings Inc. c/o Wasserstein & Co., LP 1301 Avenue of the Americas 44th Floor New York, New York 10019 Attention: Board of Directors

with a copy to:	Wasserstein & Co., LP 1301 Avenue of the Americas 44th Floor New York, New York 10019 Attention: George L. Majoros, Jr.

if to Executive to:

(b) Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

10. Miscellaneous.

(a) The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(b) If any of the terms of this Agreement or the application of any term to any Person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of the term to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any term held to be invalid, unenforceable or otherwise illegal cannot be reformed, it will be substituted for a term that reflects the intent of the parties and the remainder of this Agreement will be binding on the Executive and the Company and their respective successors and assigns as if such invalid or illegal provisions were never included.

(c) No waiver or modification of this Agreement shall be binding unless it is in writing, specifically referring to this Agreement and approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 10(c).

(d) This Agreement shall inure to the benefit of the Company and the Executive and their respective successors, heirs (in the Executive’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement) to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(e) None of the Executive’s rights to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the Executive’s death. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the Executive’s rights to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(f) This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same agreement.

(g) Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(h) Notwithstanding anything herein to the contrary, non-competition, forfeiture and other restrictive covenant provisions existing as of the Effective Date under any other arrangements, policies or agreements between the Executive and the Company will not be affected by the terms of this Agreement and will continue to apply in accordance with their terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its authorized officer pursuant to the authority of its Board, and the Executive has executed this Agreement as of the day and year first written above.

BEAR CREEK HOLDINGS INC.

Authorized Officer

Approved and Agreed:

Executive